Exhibit 8.2

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Pillsbury Winthrop Shaw Pittman LLP	1540 Broadway New York, NY 10036-4039	Tel 212.858.1000 Fax 212.858.1500 www.pillsburylaw.com

October 14, 2005

SR Telecom Inc.
8150 Trans-Canada Highway
Montreal, Quebec, Canada H4S 1M5

Ladies and Gentlemen:

We have acted as special U.S. federal income tax counsel to SR Telecom Inc. (the "Company") in connection with the registration of up to 48,982,349 10% Secured Convertible Debentures due 2011 and the common shares into which they are convertible (collectively, the "Securities"). In connection therewith, we have assisted in the preparation of the prospectus (the "Prospectus") that forms a part of the registration statement on Form F-1 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") for the purpose of registering the Securities.

In our capacity as such counsel, we have reviewed the Registration Statement and such other records, agreements, documents and other instruments of the Company as in effect on the date hereof, and satisfied ourselves as to such other matters, as we have deemed necessary or appropriate as a basis for this opinion.

Based on the foregoing and upon consideration of applicable law, and subject to the qualifications, assumptions and limitations stated herein and therein, we confirm that the discussion under the heading "Certain United States Federal Income Tax Considerations" in the Prospectus, insofar as it relates to matters of law or legal conclusions, constitutes our opinion as to the matters addressed therein.

This opinion is limited to the federal income tax laws of the United States and does not consider the effects of any foreign, state or local laws or any federal law of the United States other than those pertaining to income taxation.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Pillsbury Winthrop Shaw Pittman LLP